EXHIBIT 99.1





                                                                 PRESS RELEASE

CONTACT:          MARTIN M. SHEA                         FOR IMMEDIATE RELEASE
                  TRIARC COMPANIES, INC.
                  212/451-3030

                  AMY BOLDING
                  CABLE CAR BEVERAGE CORPORATION
                  303/298-9038 EXT. 26


               TRIARC TO ACQUIRE CABLE CAR BEVERAGE CORPORATION

o     CABLE CAR'S STEWART'S BRAND TO BE ADDED TO THE PREMIUM
      OFFERINGS OF THE TRIARC BEVERAGE GROUP



NEW YORK, New York -- June 24, 1997 -- Triarc Companies, Inc. (NYSE:TRY) and Cable Car Beverage Corporation (NASDAQ: DRNK) jointly announced today that they have entered into a definitive agreement pursuant to which Triarc will acquire Cable Car in a tax-free merger in which Cable Car will become a wholly-owned subsidiary of Triarc.

Triarc, through the Triarc Beverage Group, owns, markets and distributes Snapple Beverages, Mistic Brands and Royal Crown products. Cable Car, which markets premium soft drinks and waters in the United States and Canada, primarily under the Stewart's brand, had 1996 sales of $18.8 million, nearly 50% higher than 1995 revenues of $12.8 million. Cable Car's business consists primarily of the sale of finished goods to distributors.



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Pursuant to the merger agreement, stockholders of Common Stock of Cable Car will receive 0.1722 shares of Triarc's Class A Common Stock for each share of Cable Car Common Stock held by them, (approximately 1.5 million Triarc shares will be issued, assuming approximately 9.0 million outstanding shares of Cable Car
Common Stock), subject to certain adjustments. Following the transaction, Triarc will have approximately 31 million shares of its Common Stock outstanding (including its non voting Class B Common Stock). Consummation of the merger will be subject to customary closing conditions, including the approval of the merger by the stockholders of Cable Car and Hart-Scott-Rodino antitrust clearance, and is expected to occur during the third quarter of 1997.

In connection with the transaction, Triarc also announced that it has entered into an agreement with Cable Car's two largest stockholders, who hold approximately 20% of Cable Car's outstanding Common Stock, pursuant to which such stockholders have agreed, among other things, to vote their shares in favor of the transaction and not to sell such shares to any other party. In addition, Triarc has received an option to purchase such shares if certain events occur.

Nelson Peltz, chairman and chief executive officer of Triarc, stated "When we created the Triarc Beverage Group, we envisioned it as a platform for growth. The Snapple acquisition was the first step on that growth path. The Cable Car transaction represents one of the opportunities that we envision, to attract first class management and their businesses into the Triarc family. Acquisitions, such as these, allow us to continue to build our presence in the premium beverage industry, where we are now the category leader. The addition of the Stewart's brand into our fine offering of products makes Triarc a more important partner for the independent bottlers and distributors with whom we work. Our premium brands will continue to add margin to these businesses and will continue to add to the viability and profitability of the entire independent system."



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Cable Car, based in Denver Colorado, will continue to operate under its existing management, led by Sam Simpson as president, and will provide the Triarc
Beverage Group with a strong presence in the Western United States. Cable Car offers a premium product line consisting primarily of Stewart's brand soft drinks, including Root Beer, Orange N' Cream, Cream Ale, Ginger Beer, Key Lime and Cherries N' Cream. Its offerings also include JAVA COLA, Fountain Classics Seltzer, San Francisco Seltzer, Aspen Mountain Spring Water and Aspen Flavored Waters. In New York City, its products are marketed and distributed by Mr. Natural, Triarc's wholly-owned premium beverage distributor. Cable Car also announced that it has acquired the world-wide rights to Stewart's brand products, including fountain rights (in addition to packaged soft-drinks), subject to certain limited exceptions.

Sam Simpson stated "By joining with Triarc, Cable Car will benefit from the strong marketing and entrepreneurial talent that is the hallmark of the Triarc management team. We are delighted to become part of the growing business at the Triarc Beverage Group and know that Stewart's brand soft drinks and our other products will greatly enhance Triarc Beverage Group's overall product offerings."

Triarc is expected to have 1997 annual sales of nearly $1 billion through its consumer brands in beverages (Snapple, Mistic and Royal Crown) and restaurants (Arby's). In addition, Triarc has annual sales of approximately $70 million in specialty dyes and chemicals (C.H. Patrick) and an equity interest in liquefied petroleum gas (National Propane) which has annual sales of approximately $150 million.
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                               Notes To Follow


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                                    NOTES

The statements in this press release that are not historical facts constitute "forward-looking statements" that are based on current expectations but involve risks, uncertainties and other factors which may cause actual results to be materially different from those set forth in the forward-looking statements. Such factors include, but are not limited to the following: general economic, business and market conditions; competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or absence of adverse publicity; acceptance of new product offerings; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgement of personnel; availability of qualified personnel; labor and employee benefit costs; availability and cost of raw materials and supplies; changes in, or failure to comply with, government regulations; regional weather conditions; the costs and other effects of legal and administrative proceedings; and other risks and uncertainties detailed in Triarc's and Cable Car's Annual Reports on Form 10-K, and Triarc's and Cable Car's other current and periodic filings with the Securities and Exchange Commission.




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